Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares(2)	Other(3)	1,931,002	$25.0550	$48,381,255.11	$0.0000927	$4,484.94
Total Offering Amounts				-	$48,381,255.11	-	$4,484.94
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$4,484.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) filed by Grindrod Shipping Holdings Ltd., a Company incorporated in Singapore (the “Registrant”, “Company”, “us”, “our” or “we”) shall also cover additional Ordinary Shares which may become issuable by reason of any share split, share dividend, recapitalization or similar transactions effected without consideration which results in an increase in the number of the Registrant’s Ordinary Shares.
(2)	Representing Ordinary Shares of the Company, no par value, to be allotted and issue pursuant to the Grindrod Shipping Holdings Ltd. 2018 Forfeitable Share Plan.
(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share for Grindrod Shipping Holdings Ltd. Ordinary Shares trading as reported on the NASDAQ Global Select Market as of March 4, 2022, which were $26.08 and $24.03, respectively.